                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             PENOBSCOT SHOE COMPANY

                                       AT

                              $11.75 NET PER SHARE

                                       BY

                             PSC ACQUISITION CORP.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                              RIEDMAN CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD
            TIME, ON NOVEMBER 9, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 80% OF THE TOTAL NUMBER OF SHARES OF OUTSTANDING COMMON STOCK OF PENOBSCOT SHOE COMPANY (THE "COMPANY") AND (ii) THE SATISFACTION OR WAIVER OF CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTION 1 -- "TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION
13 -- "CERTAIN CONDITIONS OF THE OFFER" OF THIS OFFER TO PURCHASE.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 6, 1999 BY AND AMONG THE COMPANY, PSC ACQUISITION CORP. AND RIEDMAN CORPORATION. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
                               ------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $1.00 per share (the "Shares" or "Company Common Stock"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depository (as defined herein) or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section
3 -- "Procedures for Accepting the Offer and Tendering Shares".

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                  [GEORGESON SHAREHOLDER COMMUNICATIONS LOGO]
October 12, 1999.

                               TABLE OF CONTENTS

INTRODUCTION
   1.  Terms of the Offer; Expiration Date..................        5
   2.  Acceptance for Payment and Payment for Shares........        7
   3.  Procedures for Accepting the Offer and Tendering
       Shares...............................................        7
   4.  Withdrawal Rights....................................       10
   5.  Certain Federal Income Tax Consequences..............       11
   6.  Price Range of Shares; Dividends.....................       11
   7.  Certain Information Concerning the Company...........       12
   8.  Certain Information Concerning Purchaser and
       Parent...............................................       14
   9.  Financing of the Offer and the Merger................       15
  10.  Background of the Offer; Contacts with the Company;
       The Merger Agreement; The Tender Agreements..........       16
  11.  Purpose of the Offer; Plans for the Company After the
       Offer and the Merger.................................       27
  12.  Effect of the Offer on the Market for the Shares,
       Exchange Listing and Exchange Act Registration.......       28
  13.  Certain Conditions of the Offer......................       29
  14.  Certain Legal Matters and Regulatory Approvals.......       30
  15.  Fees and Expenses....................................       34
  16.  Miscellaneous........................................       34

SCHEDULE 1
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
     PURCHASER..............................................    SCH-I

SCHEDULE 2
  SECTION 910 OF THE MAINE BUSINESS CORPORATION ACT.........   SCH-II

SCHEDULE 3
  SECTION 909 OF THE MAINE BUSINESS CORPORATION ACT.........  SCH-III

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

To the Holders of Common Stock of Penobscot Shoe Company:

                                  INTRODUCTION

     PSC Acquisition Corp., a corporation organized and existing under the laws of the State of Maine ("Purchaser") and an indirect wholly-owned subsidiary of Riedman Corporation, a corporation organized and existing under the laws of the State of New York ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Shares" or "Company Common Stock"), of Penobscot Shoe Company, a corporation organized and existing under the laws of the State of Maine (the "Company"), at a price of $11.75 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders who have Shares registered in their own name and who tender directly to the Depository will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 -- "Stock Transfer Taxes" of the Letter of Transmittal, stock transfer or other similar taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of EquiServe, L.P., which is acting as the Depository (in such capacity, the "Depository") and Georgeson Shareholder Communications Inc. which is acting as the information agent (in such capacity, the "Information Agent") incurred in connection with the Offer. See Section
15 -- "Fees and Expenses".

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, AT LEAST 80% OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF COMPANY COMMON STOCK (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 1 -- "TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION 13 -- "CERTAIN CONDITIONS OF THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The purpose of the Offer, which is being made pursuant to an Agreement and Plan of Merger, dated as of October 6, 1999 (the "Merger Agreement"), by and among Purchaser, Parent and the Company is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity in the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Maine Business Corporation Act ("Maine Law"), the Company will be merged with and into the Purchaser (the "Merger"). Upon consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than (i) Shares owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the effective time of the Merger ("Ineligible Shares") and (ii) Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have (A) properly exercised appraisal rights with respect thereto ("Dissenting Shares") in accordance with Section 909 of Maine Law or (B) properly exercised the right to receive payment therefor following a control transaction in accordance with Section 910 of Maine Law ("Demanding Shares")), will be converted into and represent the right to receive the Offer Price, without interest (the "Merger Price"). See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender Agreements".

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT
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

THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE
OFFER.

     Advest, Inc. ("Advest"), the financial advisor to the Company, has delivered a written opinion to the Board to the effect that, as of the date of such opinion and based upon and subject to certain matters described therein, the $11.75 per Share cash consideration to be received by the holders of the Shares in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of such opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission" or the "SEC") in connection with the Offer and which is being mailed to shareholders herewith, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Advest.

     In connection with the execution of the Merger Agreement, Parent and Purchaser entered into Tender Agreements (the "Tender Agreements"), dated as of October 6, 1999, among Parent, Purchaser and Irving Kagan, his sister, Mildred Striar, and certain other family members (collectively, the "Principal Stockholders"), pursuant to which each of the Principal Stockholders has, among other things, agreed to tender into the Offer all Shares owned by them and not withdraw their tenders prior to the expiration of the Offer. As of September 30, 1999, the 740,321.5 Shares owned by the Principal Stockholders and subject to the Tender Agreements constituted approximately 53.33% of the total issued and outstanding Shares of the Company. Thus, the Principal Stockholders' tender of their Shares pursuant to the Tender Agreements will not be sufficient to satisfy the Minimum Condition. The Minimum Condition should be satisfied if at least approximately 370,311 Shares are validly tendered and not withdrawn prior to the expiration of the Offer, in addition to the 740,321.5 that will be tendered pursuant to the Tender Agreements. See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender Agreements".

     The Merger Agreement provides that so long as it is in effect, the Company shall not cause or permit the size of the Board to be expanded to more than five directors. The Merger Agreement also provides that promptly upon satisfaction of the Minimum Condition and the purchase of and payment for Shares in the Offer by Parent or any of its subsidiaries, if requested by Parent, Parent will be entitled to designate three directors for election to Company's five person Board. The Company will, upon request of and as specified by Purchaser or Parent, on the date of such request, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage of each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement). Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that upon satisfaction of the Minimum Condition and subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board. See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender Agreements".

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required under Maine Law. See Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender Agreements". If so required, a Proxy Statement (as defined in Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender Agreements") containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting of its stockholders to be called by the Company to vote on the Merger. Purchaser will vote all Shares acquired pursuant to the Offer in favor of the Merger. Maine law requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and by the holders of a majority of the outstanding shares, unless a corporation's charter or by-laws provides for a higher percentage. The Company's By-Laws require the approval of 55% of the outstanding Shares to consummate a merger. Consequently, if the Offer is closed after achieving the

Minimum Condition (tender of 80% of the outstanding Shares), Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Notwithstanding the foregoing, if Parent and Purchaser collectively own, following consummation of the Offer, at least 90% of the outstanding Shares, Parent, Purchaser and the Company will cause the Merger to become effective as soon as practicable, without a meeting of the stockholders of the Company, in accordance with the "short-form" merger provisions of Section 904 of Maine Law, if possible.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4 -- "Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, Eastern Standard Time, on November 9, 1999; provided, however, that Purchaser may, without the consent of the Company (but subject to the terms and conditions of the Merger Agreement, as described below), extend the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     Purchaser is entitled to extend the Offer (and defer the Expiration Date) up to 90 days after the Offer commences, in one or more periods of not more than 10 business days each, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived ("Extension A"). Purchaser also is entitled, but shall be under no obligation, to extend the Offer (and to defer the Expiration Date) further for an additional period ending no more than 150 days (in one or more periods of not more than 10 business days each) following an extension pursuant to Extension A, if at the Expiration Date, as deferred pursuant to Extension A, the Litigation Condition or the Trading Suspension Condition (as defined in Section 13 -- "Certain Conditions to the Offer") have not been satisfied or waived. Purchaser is further entitled to extend the Offer for any period required by rule, regulation, interpretation or position of the Commission or the Staff thereof which is applicable to the Offer. Furthermore, at the Expiration Date, if all conditions to the Offer have been satisfied or waived, and for so long as less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration Date) for up to an additional 10 business days in the aggregate (in periods of no more than five business days each). In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company. Any extension of the Offer in accordance therewith shall defer the Expiration Date until the latest date to which the Offer is so extended but not beyond those dates set forth above. Notwithstanding the foregoing, subject to the other terms of the Merger Agreement (including Parent's and Purchaser's right to terminate the Agreement) if any conditions other than the Minimum Condition have not been satisfied or waived as of a scheduled Expiration Date, and such conditions are reasonably capable of being satisfied by December 31, 1999, then Purchaser is required to continue to extend the Offer through such date in intervals of no less than five business days each. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See Section 4 -- "Withdrawal Rights".

     Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, or to terminate the Offer and not accept for payment, or not pay for, any Shares if, at the Expiration Date, any of the conditions specified in Section 13 -- "Certain Conditions of the Offer" exists and (ii) to waive any of the conditions specified in Section 13 -- "Certain

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

Conditions of the Offer", in whole or in part. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) amend the conditions to the Offer set forth in Section 13 -- "Certain Conditions of the Offer" or impose conditions to the Offer in addition to those set forth in
Section 13 -- "Certain Conditions of the Offer" or (v) amend or waive the Minimum Condition to be less than 80% of the total issued and outstanding shares of Company Common Stock. Purchaser is required under the Merger Agreement promptly after expiration of the Offer to accept for payment, and pay for, all Shares validly tendered and not withdrawn, subject to the terms and conditions of the Offer and the Merger Agreement.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and for investor responses.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer or, subject to the Company's consent, to decrease the number of Shares being sought or the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time.

     Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or delay in making such payment. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4 -- "Withdrawal Rights".

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

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

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn as soon as it is legally permitted to do so under applicable law. The obligations of Purchaser to consummate the Offer and to accept for payment and to pay for all Shares validly tendered and not properly withdrawn will be subject only to the satisfaction or waiver of the conditions to the Offer set forth in Section
13 -- "Certain Conditions of the Offer". Subject to applicable rules of the Commission and to the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depository's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the certificates and other required documents occur at different times.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depository and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Purchaser has deposited $16,312,419 in escrow with Manufacturers and Traders Trust Company (the "Escrow Agent") which will upon the terms and conditions set forth in the Escrow Agreement transmit the funds to the Depository to pay the Offer Price for all of Company's issued and outstanding Shares tendered, not withdrawn and accepted for payment by Purchaser pursuant to the Offer upon satisfaction or waiver of all conditions to the Offer. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser. For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depository of Purchaser's acceptance for payment of such Shares pursuant to the Offer. The Depository will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFERING AND TENDERING SHARES.

     VALID TENDER. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share
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

Certificates evidencing tendered Shares must be received by the Depository at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depository, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     If Certificates are forwarded to the Depository in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted.

     BOOK-ENTRY TRANSFER. The Depository will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depository's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depository at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITORY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITORY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instruction
1 -- "Guarantee of Signatures" and Instruction 5 -- "Signatures on Letter of Transmittal; Stock Powers and Endorsements" of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depository prior to the Expiration Date, or such stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depository prior to the Expiration Date as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depository within three American Stock Exchange ("AMX") trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which trading occurs on the American Stock Exchange.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depository and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition to the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     BACKUP WITHHOLDING. Under the federal income tax laws, the Depository will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer ("Backup Withholding") unless such stockholder (a) is a corporation or comes within certain other exempt categories and when required demonstrates that fact or (b) provides the Depository with stockholder's correct taxpayer identification number and a certification that such stockholder is not subject to backup withholding by completing the substitute Form W-9 in the Letter of Transmittal, or otherwise complies with applicable requirements of the Backup Withholding rules. See Instruction
9 -- "Substitute Form W-9" of the Letter of Transmittal. In addition, with respect to any holder that is a foreign government or international organization, the Depository will not deduct or withhold from the consideration otherwise payable to any such holder of Shares pursuant to the Offer any amount with respect to which such holder has timely delivered to the Depository a properly executed Form 8709 in accordance with applicable law.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after the Expiration Date. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depository may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders comply with the procedures for withdrawal described in this Section
4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depository at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depository by any method described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares".

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or to the Merger will be a taxable transaction to the stockholders of the Company for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a stockholder sells Shares pursuant to the Offer, the Merger or the control transaction payment right under
Section 910 of the Maine Law.

     A tendering stockholder whose Shares are accepted for sale pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated in an amount equal to the difference between such stockholder's tax basis in the Shares accepted for purchase and the amount of cash received in exchange therefor. A stockholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time in an amount equal to the difference between such stockholder's tax basis in such Shares and the amount of cash received in exchange therefor.

     Gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if the Shares were held by the stockholder for more than 12 months. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations. Certain limitations apply to the use of capital losses.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

     The federal income tax discussion set forth above is included for general information only and is based upon Purchaser's understanding of present law. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS AND CHANGES IN SUCH TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded principally on the AMX under the symbol "PSO". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the AMX as reported by the Dow Jones News Service. The Company has paid dividends on the Shares during the indicated quarters as set forth below.

                                                       HIGH    LOW    DIVIDEND
                                                       ----    ---    --------
1997:
  First Quarter......................................  7 1/8   5 5/8    $.05
  Second Quarter.....................................  6 3/4   5 1/4     .05
  Third Quarter......................................  6 1/16  5 1/2     .05
  Fourth Quarter.....................................  6 3/8   5 3/4     .05
1998:
  First Quarter......................................  5 7/8   5 1/8    $.05
  Second Quarter.....................................  6 3/4   5 3/8     .05
  Third Quarter......................................  8 3/8   6 1/4     .05
  Fourth Quarter.....................................  8 3/8   6 1/16    .05
1999:
  First Quarter......................................  11 3/8  6 7/8    $.05
  Second Quarter.....................................  10 1/8  8 1/8     .05
  Third Quarter......................................  12 5/8  8 5/8     .05

     On October 6, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the AMX was $11 9/16. On October 8, 1999, the last full trading day prior to the printing of this Offer to Purchase, the closing price per Share as reported on the AMX was $11 5/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent except that the Company may pay a quarterly cash dividend not to exceed $0.05 in the fiscal quarter ended November 30, 1999. On October 6, 1999, the Company's Board declared a quarterly dividend of $.05 payable to holders of record of Shares on October 14, 1999. The dividend is scheduled to be paid on October 25, 1999.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, Parent or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or the Information Agent.

     The Company is a corporation organized and existing under the laws of the Sate of Maine with its principal executive offices located at 450 North Main Street, Old Town, Maine 04468. The Company is engaged in the design, importing and sale of branded footwear to retailers. Its principal products are women's dress, tailored and casual footwear, including boots and sandals, selling in the moderate price range. In 1998, all of the Company's sales were made under the exclusive brand name, TROTTERS, to approximately 1600 locations nationwide.

     SELECTED FINANCIAL INFORMATION. Set forth below is a summary of certain financial information relating to the Company which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 27, 1998 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended August 27, 1999 (the "Form 10-Q"). More comprehensive information is included in the Form 10-K, the Form 10-Q and other reports and documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information".

                             PENOBSCOT SHOE COMPANY

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         FISCAL YEAR ENDED                  THREE MONTHS ENDED         NINE MONTHS ENDED
                             ------------------------------------------   -----------------------   -----------------------
                             NOVEMBER 27,   NOVEMBER 27,   NOVEMBER 29,   AUGUST 27,   AUGUST 28,   AUGUST 27,   AUGUST 28,
                                 1998           1997           1996          1999         1998         1999         1998
                             ------------   ------------   ------------   ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)               (UNAUDITED)
SUMMARY OF EARNINGS DATA:
Net sales..................    $19,607        $14,826        $15,429        $5,835       $5,637      $16,709      $14,826
Operating income...........      2,075            379            904           978          629        2,337        1,163
Net income.................    $ 1,486            444        $   857           673       $  506      $ 1,609      $   986
Basic earnings per common
  share....................    $  1.08        $   .32        $   .59        $  .49       $  .37      $  1.16      $   .72
Diluted earnings per common
  share outstanding........    $  1.07        $   .32        $   .58        $  .48       $  .36      $  1.16      $   .71
Weighted average common
  shares outstanding.......      1,377          1,391          1,459         1,388        1,377        1,384        1,376
Weighted average common
  shares outstanding,
  assuming dilution........      1,389          1,404          1,469         1,388        1,391        1,393        1,388

                                                     FISCAL YEAR ENDED                   NINE MONTHS ENDED
                                         ------------------------------------------   -----------------------
                                         NOVEMBER 27,   NOVEMBER 27,   NOVEMBER 29,   AUGUST 27,   AUGUST 28,
                                             1998           1997           1996          1999         1998
                                         ------------   ------------   ------------   ----------   ----------
                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Total assets...........................    $15,393        $12,571        $11,836       $16,002      $14,093
Total current liabilities..............      3,365          1,778          1,243         2,607        2,819
Total liabilities......................      3,533          1,887          1,342         2,775        2,928
Total stockholders' equity.............     11,860         10,684         10,494        13,227       11,165

     CERTAIN COMPANY PROJECTIONS. To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, during the discussions and negotiations described in Section 10 -- "Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender Agreements", Advest furnished Parent with certain financial projections of the Company which Parent and Purchaser believe are not publicly available. The financial projections were for the Company as an independent company (i.e. without regard to the impact to the Company of a transaction with Parent and Purchaser). Neither Parent nor Purchaser verified the accuracy of such financial projections. According to the projections, the Company has estimated that it will have total revenues of approximately $21,735,000, and net income of approximately $2,167,000 for the fiscal year ending November 26, 1999.

     IT IS THE UNDERSTANDING OF PARENT AND PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT AND PURCHASER WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS

AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT AND PURCHASER), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act, and the Company is therefore subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, the Company is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 3rd Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the AMX, 86 Trinity Place, New York, New York 10006-1881, on which the Shares are listed. Except as otherwise stated in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Maine. Purchaser was organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal offices of Purchaser are located at 45 East Avenue, Rochester, New York 14604. Purchaser is an indirect wholly-owned subsidiary of Parent.

     Parent was formed as a New York corporation in 1956. Its principal business is the retail sale of property, life and health insurance policies as agent for the insurers. Its principal office is located at 45 East Avenue, Rochester, New York 14604. It has 70 offices in 12 states with over 600 employees. Parent is privately owned.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase and in the Tender Agreements,
(i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any affiliate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and in the Tender Agreements and as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since November 25, 1995, neither Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since November 25, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. FINANCING OF THE OFFER AND THE MERGER.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $17 million. Purchaser will obtain all of such funds from Parent in the form of capital contributions and/or loans. Parent currently intends to provide all of such funds by borrowing amounts under Parent's existing credit facility arranged for Parent by Fleet National Bank. As of the date of this Offer to Purchase, $16,312,419 has been drawn under this facility and placed into escrow with the Escrow Agent and the aggregate commitment is available for drawdown until December 31, 2000. The interest on borrowings is based on LIBOR plus an applicable spread. Parent plans to repay a portion of such borrowings from the combined operations of Parent and the Surviving Corporation. Upon request by Purchaser, the Escrow Agent will transfer to the Depository sufficient funds from the escrowed amount to pay stockholders for Shares that have been validly tendered, not withdrawn and accepted for payment by Purchaser. Section
2 -- "Acceptance for Payment and Payment for Shares."

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY;
    THE MERGER AGREEMENT; THE TENDER AGREEMENTS.

     BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In January, 1999, James R. Riedman, as Chairman and CEO of Daniel Green Company, a manufacturer and distributor of shoes whose stock is listed on the NASDAQ Small Cap Market, telephoned a representative of Company to extend condolences on the recent demise of Company's CEO and to indicate an interest in discussing a possible combination of Company and Daniel Green Company. Parent owns 35.1% of the outstanding shares of Daniel Green Company and Mr. Riedman is President and CEO of Parent.

     In March, 1999, a representative of Advest contacted representatives of Daniel Green Company and advised that a Confidential Memorandum concerning the Company would be made available to them if a Confidentiality Agreement were signed. The Confidentiality Agreement was signed on March 18, 1999 and returned to Advest. Advest then forwarded the Confidential Memorandum to Daniel Green Company.

     On March 24, 1999, a representative of Daniel Green Company telephoned a representative of Advest to inquire concerning various aspects of the information contained in the Confidential Memorandum.

     On March 30, 1999, a representative of Daniel Green Company wrote to a representative of Advest expressing Daniel Green's strong interest in entering into a merger with the Company or in acquiring all of the Company's stock in a cash acquisition. In connection with an acquisition, Daniel Green Company indicated that it would be in a position to support a value at a substantial premium to Company's then current trading price of $8.50 a share, contingent on financing, due diligence, negotiation of definitive agreements and approval of the Company's Board.

     On April 16, 1999, a representative of Daniel Green Company wrote to a representative of Advest expressing continued interest in acquiring Company and entering into discussions on specific terms including paying a price of $10.50 a share for a total consideration of $14,745,000.

     On April 23, 1999, representatives of Daniel Green Company met with representatives of the Company and Advest at Advest's offices in Boston, Massachusetts to discuss the Confidential Memorandum and other information concerning both Daniel Green Company and Company.

     On April 26, 1999, a representative of Daniel Green Company commenced due diligence investigation of the Company with the materials assembled at the Advest data room in Boston, Massachusetts.

     On April 29, 1999, Daniel Green Company wrote to a representative of Advest outlining terms of a proposed acquisition of Company to be structured as a cash merger. The consideration to be paid was $14,745,000 or $10.50 per share, contingent on financing, due diligence, negotiation of definitive agreements and approval by the Company's Board. Accompanying the letter was a letter from Daniel Green Company's bank proposing to finance the acquisition on terms set forth therein.

     On May 5, 1999, a representative of Daniel Green Company telephoned a representative of Advest to inquire concerning Daniel Green Company's proposal. The Advest representative indicated that the Company was unwilling to engage in formal negotiations at the $10.50 per share valuation of the Company proposed by Daniel Green.

     Throughout May 1999, the Company and Daniel Green continued to discuss a possible merger.

     On June 7, 1999, a representative of Advest wrote to a representative of Daniel Green Company in response to Daniel Green Company's letter of April 29th. The letter outlined terms which would be acceptable including aggregate consideration of $15,798,250 in cash (or $11.25 per share) plus between 600,000 and 700,000 shares of Daniel Green Company's common stock, registered and unrestricted.

     On June 8, 1999, a representative of the Daniel Green Company telephoned a representative of Advest and suggested a face-to-face meeting with principals of each company.

     On June 14, 1999, representatives of Daniel Green Company and the Company met in Rochester, New York and discussed a revised proposal wherein the consideration would be $11.50 per share in cash, with an earn-out of $.50 per share if the Company met certain performance criteria for the fiscal year ending November 26, 1999. Among the other terms discussed was a termination fee of $1.5 million dollars and a commitment on the part of the Company not to solicit other bidders.

     On June 17, 1999, counsel for Daniel Green Company contacted counsel for the Company and requested that the terms discussed at the June 14th meeting be included in a binding letter of intent that required the Company to negotiate exclusively with Daniel Green Company, provided for a financing contingency in favor of Daniel Green Company and required a termination fee of $1.5 million payable to Daniel Green Company in the event the parties did not reach a definitive agreement.

     On June 18, 1999, counsel for the Company telephoned counsel for Daniel Green Company and indicated that the Company was unwilling to proceed with negotiations unless both the financing contingency and earn-out provisions were deleted. The Company's counsel further advised that the Company would not consider signing a binding letter of intent with a termination fee.

     Throughout the remainder of June 1999, counsel for Daniel Green Company and counsel for the Company held discussions in an attempt to resolve outstanding issues between the parties.

     On July 7, 1999, in response to Daniel Green Company's request, counsel for the Company prepared and sent a draft Merger Agreement to counsel for Daniel Green Company containing alternative proposals for a transaction that the Company could support, subject to Board and stockholder approval.

     Throughout the remainder of July 1999, the parties continued to try to resolve the outstanding issues.

     During the week of August 2, 1999, the chairman of Daniel Green Company telephoned the Company's Chairman of the Board to discuss the financing contingency and the Company's reluctance to accept it. The Chairman of Daniel Green Company then suggested that Parent, which owns 35.1% of the stock of Daniel Green Company and of which he is President and Chief Executive Officer, would be willing to purchase the shares of Company stock owned by the Company's Chairman, his sister and their children, comprising 53.33% of the Company's stock.

     The next day the attorney for Company telephoned the attorney for Daniel Green Company and indicated that the Parent's offer would have to be for all of Company's stock.

     Thereafter, Parent's President telephoned Company's principal stockholder to indicate that Parent would be willing to make a cash tender offer for all of the outstanding stock of Company if Daniel Green Company could not satisfy the Company's concerns with regard to financing.

     On August 17, 1999, representatives of Daniel Green Company and Parent met in Boston, Massachusetts with representatives of Company and their respective counsel to discuss how Daniel Green Company would finance a proposed tender offer and merger with its bank commitment and support from Parent.

     On August 24, 1999 Daniel Green Company submitted to Company an expression of interest to acquire all of the issued and outstanding shares of Company common stock at $11.75 through a cash tender offer by a Daniel Green Company subsidiary, and a second stage merger on terms specified. A copy of the financing commitment from Daniel Green Company's bank, as requested by Company's attorneys was not yet available, but a copy of a standby financing commitment from Parent was submitted along with a copy of current financial statements of Parent.

     On August 26, 1999 the attorneys for the Company advised Daniel Green Company's attorney that certain aspects of Daniel Green's proposal were unacceptable. In the meantime, President of Parent continued negotiations with Daniel Green Company's bank concerning the support which the Bank required from Parent to give the Bank's commitment to finance the Offer and the refinancing thereafter.

     On August 31, 1999 Parent determined that it was unwilling to meet the demands of Daniel Green Company's bank and would itself make a cash tender offer for Company's shares.

     On September 1, 1999, the Chairman of the Daniel Green Company board of directors, informed the board of Parent's decision. The board, with the Chairman abstaining, made a determination that without the financial support of Parent it would be unable to pursue the acquisition of the Company.

     On September 2, 1999 Parent informed the Company that Daniel Green Company would no longer pursue the acquisition of the Company, and Parent sent its expression of interest to make a cash tender offer at $11.75 per share, without any financing contingency.

     The Board of Directors of the Company met on September 7, 1999 to consider Parent's expression of interest and directed its officers to proceed to negotiate terms and definitive agreements.

     From September 8, 1999 through October 6, 1999 the parties negotiated the terms of the Merger Agreement.

     On October 1, 1999, Company's counsel notified Parent's counsel that Company's Board met earlier that day and had authorized Company's counsel to request that Parent increase its Offer price above $12 per Share.

     On October 3, 1999, Parent's counsel telephoned Company's counsel and advised that Parent was unwilling to raise its Offer price above $11.75 per Share. Counsel for both sides then negotiated open issues with respect to the Merger Agreement.

     The Board of the Company approved the Offer and the Merger on October 6, 1999. The definitive agreements were signed by representatives of Parent and the Company on October 6, 1999.

     The proposed transaction was publicly announced by the Company on the morning of October 7, 1999. A copy is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     THE MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1. The summary is not a complete description of the terms and conditions of the Merger Agreement and the summary is qualified in its entirety by reference to the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in no event later than five business days after the public announcement of the execution of the Merger Agreement). Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

     Subject to the terms of the Merger Agreement and subject to the prior satisfaction or waiver of the conditions of the Offer (including, without limitation, the Minimum Condition), the Merger Agreement requires Purchaser to accept for payment and pay for, all Shares validly tendered and not withdrawn. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not withdrawn prior to the expiration of the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 13 -- "Certain Conditions of the Offer" hereof. Purchaser and Parent have agreed that Purchaser will not amend or waive the Minimum Condition to be less than 80% of the total issued and outstanding shares (other than treasury shares) of Company Common Stock and will not decrease the Offer Price, change the form of consideration to be paid, decrease the number of Shares sought, amend the conditions to the Offer or impose conditions to the Offer in addition to those set forth in Section 13 -- "Certain Conditions of the Offer" hereof without the prior written consent of the Company.

     EXTENSION OF THE OFFER. Purchaser is entitled to extend the Offer (and defer the Expiration Date) for a period of up to 90 days from commencement of the Offer, in one or more periods of not more than 10 business days each, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived ("Extension A"). Parent also agrees that, subject to the terms and conditions of the Merger Agreement, to cause Purchaser to extend the Offer in intervals of not less than five business days each until December 31, 1999, provided that all conditions to the Offer continue to be capable of being satisfied as of or prior to that date. Purchaser also is entitled, but shall be under no obligation, to extend the Offer (and to defer the Expiration Date) further for an additional period ending no more than 150 days (in one or more periods of not more than 10 business days each) following an extension pursuant to Extension A, if at the

Expiration Date, as deferred pursuant to Extension A, the Litigation Condition or the Trading Suspension Condition (as defined in Section 13 -- "Certain Conditions to the Offer") have not been satisfied or waived. Further, Purchaser is entitled to extend the Offer for any period required by any rule, regulation, interpretation or provision of the Commission. Furthermore, at the Expiration Date, if all conditions to the Offer have been satisfied or waived, and for so long as less than 90% of the outstanding shares of Company Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, Purchaser may, in its sole discretion and without the consent of the Company, extend the Offer (and defer the Expiration Date) for up to an additional 10 business days in the aggregate (in periods of no more than five business days each). In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company. Any extension of the Offer in accordance therewith shall defer the Expiration Date until the latest date to which the Offer is so extended. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See Section 4 -- "Withdrawal Rights".

     BOARD REPRESENTATION; DIRECTORS. The Merger Agreement provides that so long as it is in effect, the Company will not cause or permit the size of the Board to be expanded to more than five directors. The Merger Agreement also provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries if the Minimum Condition has been met, Parent will be entitled to designate three directors for election to the Company's five member Board. The Company will, upon request of and as specified by Purchaser or Parent, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will take all actions necessary to cause Parent's designees to be so elected or appointed. At such times, the Company will use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Board, of each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement). Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that after satisfaction of Minimum Condition and subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board.

     From and after the time, if any, that Parent's designees constitute a majority of the Board, until the Effective Time the unanimous vote of the entire Board is required for the Company to: (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations of Parent or Purchaser thereunder, or (iii) waive any condition or any of the Company's obligations, rights or remedies thereunder.

     THE MERGER. Following consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Maine Law, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the successor or surviving corporation (the "Surviving Corporation") and will be an indirect wholly-owned subsidiary of Parent. Hereinafter, the date on which the Closing of the Merger will take place is referred to as the "Closing Date". The Merger will become effective at such time as duly prepared articles of merger are filed with the Secretary of State of the State of Maine in accordance with Maine Law or such other time as is agreed upon by the parties and specified in the articles of merger (the "Effective Time").

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time (other than the Chief Executive Officer) will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Articles of Incorporation and the By-Laws of the Purchaser will be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

     CONVERSION OF SECURITIES. Pursuant to the Merger Agreement, at the Effective Time, each share of common stock, par value $.001 per share, of Purchaser issued and outstanding immediately prior to the

Effective Time will be converted into and exchanged for one share of common stock, par value $1.00 per share, of the Surviving Corporation. All Shares that are owned by the Company as treasury stock will be canceled and retired and cease to exist without payment of any consideration therefor. In addition, each Share issued and outstanding immediately prior to the Effective Time (other than Shares of Demanding Common Stock (as defined below), and Dissenting Common Stock (as defined below) and Shares held by Parent or any of its wholly owned subsidiaries, including Purchaser)) will be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Shares. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate evidencing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon its surrender in accordance with this Offer to Purchase, without interest.

     Notwithstanding the above, neither Demanding Shares nor Dissenting Shares will be converted into the right to receive the Merger Consideration, but instead, holders of Demanding Shares or Dissenting Shares will be entitled only to the rights granted by the provisions of Sections 910 or 909, respectively, of Maine Law, which entitles stockholders exercising their rights thereunder to receive a judicial determination of the fair value of their shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Such judicially determined fair value could be more or less than the Merger Consideration. See Section 14 -- "Certain Legal Matters and Regulatory Approvals".

     STOCK OPTIONS. As of the Effective Time, each person who holds an outstanding employee stock option to purchase Shares (an "Option") granted under the Company's 1991 Stock Option Plan (the "Option Plan"), will be entitled to receive the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes) (the "Option Price"). Prior to the consummation of the Offer, the holders of such Options may either (i) exercise their Options and tender the Shares issued in connection therewith or (ii) transfer their Options to Purchaser in consideration for an amount equal to the Option Price for their Options. Effective upon the Company's execution of the Merger Agreement, the Company may not make any further grants under the Option Plan. As of the Effective Time the Option Plan will terminate and all rights and obligations of the Company and the holder of any Option under any provision of the Option Plan, any agreement entered into thereunder or any other plan, program or arrangement providing for the issuance of grant of any other interest in respect of the capital stock of the Company shall be canceled. The Company will take all action necessary to ensure that, after the time of the consummation of the Merger, no person shall have any right under the Option Plan or any other plan, program or arrangement with respect to equity securities of the Company.

     STOCKHOLDERS' APPROVAL. Pursuant to the Merger Agreement, if required by applicable law to consummate the Merger, the Company will (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purposes of considering and taking action upon the Merger Agreement; (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders; (iii) use its reasonable best efforts to obtain the necessary stockholder approval of the Merger and Merger Agreement; and (iv) subject to the fiduciary obligations of the Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Parent shall vote, or cause to be voted, all the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     However, if Parent or Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, each of the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the "short-form" merger provisions of Section 904 of Maine Law, if possible.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations and warranties by the Company with respect to organization; capitalization; authorization relative to the Merger Agreement; validity of the Merger Agreement; consents, approvals and violations; SEC reports and financial statements; no undisclosed liabilities; absence of certain changes; employee benefit matters; litigation; no defaults under certain contracts and compliance with applicable laws; taxes; property; environmental matters; intellectual property; material contracts; labor matters; restrictions on business activities; year 2000 compliance; vote required with regard to the Merger; brokers; opinion of financial advisor and certain other matters.

     CONDUCT OF BUSINESS PENDING THE MERGER. Under the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement and continuing until such time as the Purchaser's designees constitute a majority of the members of the Board, unless as contemplated by the Merger Agreement or Parent otherwise agrees in writing, the business of the Company will be conducted only in the ordinary and usual course of business consistent with past practices subject to the following additional restrictions and requirements:

          (a) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or any capital stock or any other securities of the Company or capital stock or any other securities owned by it, either directly or indirectly; (ii) amend or cause to be amended its Articles of Incorporation or By-laws; or
     (iii) split, combine or reclassify the outstanding Company Common Stock;

          (b) the Company shall not: (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock except for a $0.05 dividend declared by the Company's Board on October 6, 1999 and payable to holders of record of the Shares on October 14, 1999; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or any other property or assets, (other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date of the Merger Agreement); (iii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any (A) real property or (B) any personal property having an aggregate fair market value of $100,000 in a single transaction or a series of related transactions other than purchases of inventory and sales of its products in the ordinary course of business and permitted capital expenditures; (v) incur or modify any indebtedness or other liability except for borrowings under the Company's existing line of credit solely for working capital purposes, provided the aggregate borrowings outstanding under such line do not at any time exceed $2.6 million; (vi) authorize or make any capital expenditures in excess of $50,000 individually and $100,000 in the aggregate; or (vii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (c) the Company will not modify, amend or terminate any of its material contracts or benefit plans or waive, release or assign any rights or claims thereunder or settle or compromise any material litigation;

          (d) the Company will not permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent;

          (e) the Company will not: (i) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; (ii) make any loans, advances or capital contributions to, or investments in, or acquisitions of, any other person or entity; or (iii) enter into any commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (f) the Company will not change any of the accounting methods used by it unless required by United States Generally Accepted Accounting Principles ("GAAP") or law or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (g) the Company will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Company (other than the Merger);

          (h) the Company will not make any election or settle or compromise any material federal, state, local or foreign income tax liability;

          (i) the Company will not pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company's balance sheet dated November 27, 1998 as the same may become due and payable by its terms, or subsequently incurred in the ordinary course of business;

          (j) the Company will not take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date);

          (k) except as described under "The Merger Agreement -- Stock Options" above, the Company will not amend or change the period (or permit any acceleration, amendment or change) of exercisability of Options granted under any Option Plan or authorize cash payments in exchange for any Options;

          (l) the Company will not increase the compensation payable or to become payable to its officers, directors or key employees, except in the ordinary course of business or pursuant obligations under existing written agreements;

          (m) except as required by applicable law, the Company will not, except in the ordinary course of business (i.e., pursuant to the severance policy or practice of the Company existing on the date hereof), terminate any officer or other key employee, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or establish, adopt, enter into or terminate or amend any employee benefit plan;

          (n) the Company will use commercially reasonable efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and maintain its existing relationships with customers, suppliers and other persons or entities having business dealings with it; and

          (o) the Company shall not announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

     CONFIDENTIALITY AGREEMENT. Unless otherwise required by law, Parent has agreed to hold any information furnished to it by the Company which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent dated as of September 21, 1999 (the "Confidentiality Agreement").

     NO SOLICITATION. The Company has agreed that it will not, and will use its best efforts to cause its respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company not to, (i) initiate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), (ii) except as described below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company is also required to promptly request each person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all non-public information furnished to such person by or on behalf of the Company. The Company is further required to, and to cause its directors, officers, employees and financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with persons or entities being conducted with respect to any Acquisition Proposal.

     The Company, the Board and the Company's officers, employees, accountants, consultants, counsel, financing sources and other representatives (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if the Board determines in good faith upon the advice of its independent legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with its fiduciary duties under applicable law, and (ii) will be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, provided that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender or exchange offer unless the Board of the Directors of the Company determines in good faith judgment, upon the advice of its independent legal counsel, that failing to take such action would be inconsistent with the Board's fiduciary duties under applicable law.

     Any non-public information furnished to a Potential Acquiror shall be furnished pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement. In the event that the Company determines to provide any information as described above, or receives any Acquisition Proposal, it will promptly inform Parent in writing as to the fact that information is to be provided and will furnish to Parent the identity of the recipient of such information or the Potential Acquiror and the terms of such Acquisition Proposal. The Company is required to promptly provide to Parent any non-public information concerning the Company provided to any other person which has not been previously provided to Parent.

     The Board may not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal; notwithstanding the foregoing, the Board may withdraw or modify or propose to withdraw or modify its recommendation of the Merger Agreement, the Offer or the Merger recommend or propose to recommend an Acquisition Proposal or terminate this the Merger Agreement pursuant to Section 7.1(e) of the Merger Agreement and thereafter enter into an agreement in connection with such Acquisition Proposal if, in each case, the Board determines in good faith, upon the advice of its independent legal counsel, that it would be inconsistent not to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will provide at least five business days advance notice to Parent to the effect that it is taking such action.

     "Acquisition Proposal" means any bona fide offer or proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership of all or a material portion of the assets of, or any material equity interest in, the Company pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company (other than the transactions contemplated by the Merger Agreement).

     DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. Parent has agreed for a period of five (5) years, from and after the consummation of the Offer, to cause the Surviving Corporation to indemnify, defend and hold harmless (and to cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law if an appropriate undertaking is given to the Surviving Corporation by the indemnified party) any person who is now, or has been at any time prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent provided in the Company's Articles of Incorporation or By-laws in effect at the date of the Merger Agreement, subject to limitations imposed by applicable law.

     In addition, for a period of five years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect a policy of directors' and officers' liability insurance with reputable and financially sound carriers covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's policy, containing terms and conditions which are no less advantageous to the insured parties than currently provided by Company. However, Parent shall not be obligated to cause the Surviving Corporation to make annual premium payments for such insurance in excess of 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause the Surviving Corporation to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. In addition, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this paragraph, does not exceed the Maximum Premium.

     FEES AND EXPENSES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

     EMPLOYEE MATTERS. Pursuant to the Merger Agreement, Purchaser will treat service with the Company prior to the Effective Time by each employee of the Company in the same manner as service with the Company is treated for eligibility and vesting purposes (and excluding benefit accrual purposes, including, without limitation, benefit service under any defined benefit pension plan) under any benefit plan of Company in which any such employee is eligible to participate following the Effective Time and which Purchaser elects in its sole discretion to continue or as Purchaser otherwise deems appropriate for any new benefits established by the Surviving Corporation for Company employees who become employed by the Surviving Corporation. However, Purchaser shall not be obligated to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

     CONDITIONS TO THE MERGER. The respective obligation of each party to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Company's Articles of Incorporation, in order to consummate the Merger;

          (b) STATUTES. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic governmental entity or authority of competent jurisdiction which prohibits the consummation of the Merger;

          (c) CONSENTS. All foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated in the Merger Agreement will have been obtained and will be in effect at the Effective Time, except for such consents the failure of which to obtain would not have a material adverse effect on the Company;

          (d) INJUNCTIONS. There will be no order or injunction of a federal or state court or other governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

          (e) PURCHASE OF SHARES IN OFFER. Parent, Purchaser or their affiliates will have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer, except that Parent and Purchaser will not be entitled to rely on this condition if Purchaser has failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement;

          (f) PROXY STATEMENT. The Proxy Statement for the shareholders meeting at which the Merger will be considered by stockholders, if one is necessary, shall have been cleared by the Commission and shall not be the subject of any stop order; and

          (g) PERFORMANCE OF OBLIGATIONS. Parent and Purchaser on the one hand, and Company on the other, shall have performed all obligations required of them under the Merger Agreement, unless the non-performance was actually known by the other at the time the Shares were accepted for payment.

     TERMINATION. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval, by:

          (a) The mutual consent of the Board of Directors of Parent, Purchaser and the Company;

          (b) Either of the Board of Directors of the Company, on the one hand, or the Board of Directors of Parent, on the other, if any governmental entity or court of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action (which order, decree, injunction, ruling or other action the parties to the Merger Agreement have used their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated in the Merger Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement has used all reasonable best efforts to challenge such order, decree, injunction or ruling;

          (c) The Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Purchaser or if any representation or warranty of Parent or Purchaser shall have become untrue that is not curable, or, if curable, is nor cured within ten (10) days after notice by Parent; (ii) Parent or Purchaser shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; (iii) there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements having a Parent Material Adverse Effect which is not cured within five (5) days after notice, provided that the Company is not in breach of its obligations under the Merger Agreement in any material respect;

          (d) Parent and Purchaser if (i) there shall have been a breach of any representations or warranties on the part of the Company of if any representation or warranty of Parent or Purchaser shall become untrue that is not curable or, if curable, is not cured within ten (10) days after notice by the Company; (ii) there shall have been a breach by the Company of one or more of its covenants or agreements having a Company Material Adverse Effect or materially adversely delaying the ability of Purchaser to consummate the Offer or of Parent, Purchaser or the Company to consummate the Merger and the Company has not cured such breach within five (5) business days after notice by Parent or Purchaser thereof, provided that neither Parent nor Purchaser is not in breach of any of their respective obligations under the Merger Agreement in any material respect.

          (e) Parent and Purchaser or the Company if (i) the Company's Board of Directors shall withdraw, modify or change its recommendation of the Offer or the Merger in a manner adverse to Parent; (ii) Parent or Purchaser requests in writing that the Company's Board of Directors reconfirm its recommendation of this Agreement, the Offer and the Merger to the stockholders of the Company and the Company's Board fails to do so within five (5) days after its receipt of such request; (iii) the Company's Board of Directors shall have recommended an Acquisition Proposal to the Company's stockholders; or (iv) a tender or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company's Board of Directors recommends that the Company's stockholders tender their shares in such tender or exchange offer;

          (f) The Company, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by, Purchaser, the Minimum Condition has not been met or, Purchaser shall have failed to pay for Shares pursuant to the Offer, provided the Company has not breached in any material respect its obligations under the Merger Agreement that in any manner shall have proximately contributed in any material respect to such failure; or

          (g) Parent and Purchaser, if on any Expiration Date on which no further rights to extend the Offer are available to, or have been exercised by, Purchaser all conditions to Purchaser's obligation to accept for payment and pay for shares pursuant to the Offer shall have been satisfied or waived other than the Minimum Condition and Purchaser terminates the Offer without purchasing Shares pursuant to the Offer; provided, however, that this right to terminate the Merger Agreement shall not be available to Parent and Purchaser if either of them has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed in any material respect to the termination of the Offer.

     In the event of the termination of the Merger Agreement as provided above, the Merger Agreement will become null and void, and there will be no liability on the part of Parent or the Company, except (i) under the provisions of the Merger Agreement relating to the Confidentiality Agreement and the payment of the Termination Fee (as defined below) and (ii) nothing in the Merger Agreement will relieve any party of liability for fraud or willful breach of the Merger Agreement.

     Pursuant to the Merger Agreement, in the event that Company, Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (e) above, then the Company will simultaneously with or prior to such termination, pay to Parent by wire transfer of immediately available funds to an account designated by Parent an amount equal to $1.5 million (the "Termination Fee"). If the Company fails to promptly pay the Termination Fee, the Company will also pay Parent's reasonable out-of-pocket costs and expenses incurred in connection with litigation to obtain such payment. The Merger Agreement provides that payment of the Termination Fee does not derogate from any rights or remedies which Parent or Purchaser may possess under the Merger Agreement or applicable law, provided that the Termination Fee will be liquidated damages and the sole and exclusive remedy of Parent in the event that the Merger Agreement is terminated under circumstances which entitle Parent to payment of such fee.

     THE TENDER AGREEMENTS. The following is a summary of the Tender Agreements, a copy of which is filed as an exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Tender Agreements.

     Pursuant to the Tender Agreements and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Principal Stockholders, who collectively hold 740,321.5 shares of Company Common Stock, representing approximately 53.33% of the total issued and outstanding shares of Company Common Stock on the date of the Tender Agreements, have agreed to tender or cause the record owner thereof to tender all their Shares pursuant to the Offer and not to withdraw any Shares tendered in the Offer.

     Parent and Purchaser agree (a) not to decrease the price to be paid to the Company's stockholders in the Offer or the Merger below $11.75 per Share, and that (b) on the date that the Shares are accepted for payment and purchased by Purchaser pursuant to the Offer, Purchaser or Parent, as the case may be, shall make, or cause to be made by the paying agent, to each Principal Stockholder the purchase price for all its Shares that are tendered by it and accepted for payment and purchased by Purchaser to such account as is designated by such Principal Stockholder in a letter of transmittal which accompanies the tender of the Shares.

     Each Principal Stockholder has agreed not to enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements described in the Principal Stockholders' respective Tender Agreements.

     Except as provided above, until the termination of his Tender Agreement, each Principal Stockholder has agreed not to, directly or indirectly, (i) transfer to any entity any or all of its Shares held by it; or (ii) grant any proxies or powers of attorney, deposit any of its Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Shares.

     Each Principal Stockholder has also agreed, solely in its capacity as a stockholder of the Company, that he or she will not, and will cause its agents or representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal. In addition, the Principal Stockholders will promptly inform Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by them in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry, which the Principal Stockholders may receive in respect of any Acquisition Proposal. Any action taken by the Company or any member of the Board in his or its capacity as such in accordance with his fiduciary duties under applicable law shall be deemed not to violate this undertaking in the Tender Agreement.

     The Tender Agreements, and all rights and obligations of the parties thereunder, will terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms.

11. PURPOSE OF THE OFFERING; PLANS FOR THE COMPANY AFTER THE OFFER AND THE
    MERGER.

     PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be an indirect wholly-owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     VOTE REQUIRED TO APPROVE MERGER. Maine Law requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and by the holders of a majority of the outstanding Shares, unless a corporation's charter or by-laws provides for a higher percentage. The Company's By-Laws require the approval of 55% of the outstanding Shares to consummate a merger. The Board has approved the Offer and the Merger; in addition, under the Tender Agreements, the Principal Stockholders have agreed to tender and sell all of their Shares pursuant to the Offer. Although the Shares subject to the Tender Agreements constituted approximately 53.33% of all issued and outstanding Shares as of the date of the Merger Agreement, they do not constitute the 55% which Company By-Laws require for approval. Thus, Purchaser will not have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company, which vote will be granted to Purchaser by virtue of the tendered Shares which constitute the Minimum Condition. Maine Law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Offeror acquires or controls at least 90% of the outstanding Shares, Purchaser may be able to effect the Merger without any action by, other stockholders of the Company. Under this procedure, the Company is required by law to provide notice of the Merger to stockholders.

     PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential.

     Parent also intends to explore with Daniel Green Company whether and on what terms a combination of that entity with the Company is feasible. As was stated above, Parent owns approximately 35.1% of the outstanding common stock of Daniel Green. In any such investigation and/or negotiation, James Riedman,

President of Parent and Chairman and CEO of Daniel Green Company, would recuse himself from deliberations of the Daniel Green Company Board.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     If the Offer and Merger are consummated, the Shares will no longer meet the requirements of the AMX for continued listing and will be delisted from the AMX. According to the AMX's published guidelines, the AMX considers delisting the Shares if, among other things, the number of record holders falls below 300, the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more ("AMX Excluded Holdings")) falls below 200,000 or the aggregate market value of publicly held Shares (exclusive of AMX Excluded Holdings) falls below $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMX for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the AMX delists the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations for the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares will no longer be used as collateral for loans made by brokers.

     Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or be eligible for stock exchange listing or NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares under the Exchange Act is not terminated prior to the Merger becoming effective, registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

13. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer (subject to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if:

          (a) there have not been validly tendered and not withdrawn prior to the expiration of the Offer at least 80% of the total issued and outstanding shares of Company Common Stock on the date of the Merger Agreement,

          (b) at any time on or after the date of the Merger Agreement, and before the expiration of the Offer, any of the following events shall occur and be continuing:

             (i) there shall have been instituted or be pending any action or proceeding before any court or Governmental Entity, (A) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, the purchase of Shares pursuant to the Tender Agreements, or the consummation of any other aspect of the Transactions, or seeking to obtain material damages in connection with any aspect of the Transactions; (B) seeking to prohibit or limit materially the ownership or operation by the Company, the Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries, or to compel the Company, the Parent or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their Subsidiaries, as a result of the Transactions; (C) seeking to impose or confirm limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer, the Tender Agreements or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (D) seeking to require divestiture by the Parent, the Purchaser or any other affiliate of the Parent of any Shares; or (E) which otherwise would have a Company Material Adverse Effect (the "Litigation Condition").

             (ii) the representations and warranties of the Company set forth in the Merger Agreement or of the Principal Stockholders in the Tender Agreements shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Agreement or (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a Company Material Adverse Effect.

             (iii) there shall have occurred, since June 30, 1999, any change, condition, event or development that, individually or in the aggregate with any other change, condition or development since such date, has, or could be reasonably expected to have, a Company Material Adverse Effect or any legal or regulatory changes that are or are reasonably expected to be materially adverse to the business operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or results of operation or prospects of the Company either individually or in the aggregate; or

             (iv) the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including, without limitation, if the Company shall have entered into any definitive agreement or any agreement in principle with any Person relating to an Acquisition Proposal (other than Parent, Purchaser or any affiliate thereof));

             (v) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, which suspension or limitation shall have continued for a period in excess of 24 hours, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by Federal, state or foreign authorities on the extension of credit by lending institutions, which moratorium, suspension, or limitation in Parent's reasonable judgment is reasonably likely to materially affect the ability of Parent to pay for the Shares, (C) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States and reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the consummation of the Offer, or (D) in the case of clauses (A), (B) and
        (C) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof (the "Trading Suspension Condition");

             (vi) the Board of Directors of the Company (or a special committee thereof) shall have withdrawn or amended, or modified in a manner adverse to Parent and Purchaser its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any Acquisition Proposal other than the Transactions or failed to reconfirm its recommendation of this Agreement and the Transactions contemplated hereunder within five business days after being requested to do so by Parent and Purchaser;

             (vii) any Person, other than Parent, Purchaser or their affiliates or any group of which any of them is a member, acquires beneficial ownership of 20% or more of the Shares of Common Stock or rights to acquire 20% or more of the outstanding Shares of Common Stock;

             (viii) the Merger Agreement shall have been terminated in accordance with its terms; or

             (ix) the Parent, Purchaser and the Company shall have agreed in writing that the Purchaser shall terminate the Offer.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, provided that the Minimum Condition may not be waived to be less than 80% of the total issued and outstanding shares of Company Common Stock, without the Company's prior written consent.

14. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     GENERAL. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See Section 13 -- "Certain Conditions of the Offer".

     SECTION 611-A OF THE MAINE LAW. The Company is incorporated under the laws of the State of Maine. In general, Section 611-A of Maine Law ("Section 611-A") prevents an "interested stockholder" (generally a person who owns or has the right to acquire 25% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Maine corporation for a period of five years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or following the transaction in which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding voting stock of the corporation not owned by the interested shareholder. Neither Parent nor Purchaser is an interested stockholder and the Company's Board of Directors has approved both the Offer and the Merger. Accordingly, Section 611-A is inapplicable to the Offer and the Merger.

     SECTION 910 OF MAINE LAW. Except in the case of corporations whose articles of incorporation specify otherwise, Section 910 of Maine Law ("Section 910") entitles shareholders to payment from a "Controlling Person" for his shares upon the occurrence of a "Control Transaction", defined as the acquisition by the controlling person of (i) voting power over voting shares that carry with them the right to cast at least 25% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation or (ii) voting power over at least 25% of the shares in any class entitled to elect all the directors of any specified number of them. A person has voting power over a voting share if that person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, that voting share.

     Within fifteen (15) days of the Control Transaction, the Controlling Person must give notice that a Control Transaction has occurred to each shareholder of record of the corporation holding voting shares. Any holder of voting shares may, prior to or within thirty (30) days after such notice has been given, demand in writing that the Controlling Person pay such shareholder in cash an amount equal to the "fair value" (defined as an amount which takes into consideration all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation) of each voting share held by the demanding shareholder.

     Within ten (10) days after the expiration of the period provided for making such demand, the Controlling Person must make a written offer to each demanding shareholder to pay for the shares at a specified price deemed by the Controlling Person to be the fair value of those shares. The offer must be made at the same price per share to each demanding shareholder of the same class.

     If any demanding shareholder and the Controlling Person agree upon the fair value of the shares within thirty (30) days of the expiration of the demand period, then the Controlling Person must pay the demanding shareholders within ninety (90) days after the date on which the Controlling Person's offer to purchase was made. If, however, one or more demanding shareholders fail to agree with the Controlling Person within this thirty (30) day period as to the fair value of the shares, (i) the Controlling Person may bring an action in Superior Court in the County where the corporation's registered office is located or the demanding shareholder may bring such suit in the name of the Controlling Person if the Controlling Shareholder fails to institute such an action. In either case, all demanding shareholders, except those who have previously agreed with the Controlling Person on the fair value of the shares, shall be made parties to the proceedings. The shareholder shall bear the burden of proving he is entitled to receive payment. The Court shall fix the fair value of the shares. The shareholders who are parties to the proceeding (except those determined by the Court not to be entitled to receive payment) shall be entitled to judgment against the Controlling Person for the fair value of their shares, plus interest from the time of the Control Transaction and costs and expenses (except, with respect to costs and expenses, in cases where the Court finds that the shareholders' failure to accept the offer was in bad faith).

     Section 910 does not apply if (i) the corporation does not have a class of voting shares (x) registered or traded on a national securities exchange or (y) registered with the Commission pursuant to the Exchange Act; or (ii) the Controlling Person acquires such status inadvertently and divests itself of a sufficient amount of its voting shares so that it is no longer a Controlling Person as a soon as practicable, but in no event more than 30 days after the Controlling Person receives notice from the corporation that it has become a Controlling Person.

     Upon consummation of the Offer, Purchaser shall be deemed a "Controlling Person" under Section 910 and a "control transaction" shall have occurred. As a result, holders of Shares which are not tendered and purchased shall have the right to demand that Purchaser pay the fair value of those Shares in cash.

     If any holder of Shares who demands payment under Section 910 fails to perfect, or effectively withdraws or loses his right of payment as provided in Maine Law, the Shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

     A stockholder seeking to exercise rights under Section 910 may not tender his Shares in the Offer. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 910 (SEE SCHEDULE II ATTACHED HERETO) FOR PERFECTING PAYMENT RIGHTS MAY RESULT IN LOSS OF SUCH RIGHTS.

     STATE TAKEOVER LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma, in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Based on information supplied by the Company, Parent and Purchaser do not believe that any state takeover statutes (other than Section 611-A and Section
910) apply to the Offer or the Merger. Parent and Purchaser have not attempted to comply with any state takeover laws. Should any person seek to apply any state takeover law or claim that Parent or Purchaser have not properly complied with any such law, Parent and Purchaser reserve the right to challenge the validity or applicability of any such law allegedly applicable to the Offer or the claim that it has not properly complied with any such law, in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger or that Parent and Purchaser has not properly complied with any such law, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger or that Parent or Purchaser has not properly complied with it, as the case may be. Parent and/or Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the

Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13 -- "Certain Conditions of the Offer".

     ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Based on information supplied by the Company, Parent and Purchaser believe that the acquisition of Shares by Purchaser pursuant to the Offer and the Merger are not subject to such requirements.

     DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing may have rights pursuant to the provisions of Section 909 to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares as of the date prior to the Effective Date. If the statutory procedures specified in Section 909 are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than, or in addition to, the Offer Price, the market value of the Dissenting Shares, including asset values, and the investment value of the Dissenting Shares. The value so determined could be greater or lower than the Offer Price.

     The procedure for exercising dissenter's rights is set forth in full in the copy of Section 909 attached hereto as Schedule III.

     If any holder of Shares who demands appraisal under Section 909 fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in Maine Law, the Shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the terms of the Merger.

     A stockholder seeking to exercise dissenters' rights under Section 909 may not tender his Shares in the Offer. FAILURE TO FOLLOW THE STEPS REQUIRED BY
SECTION 909 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH
RIGHTS.

     GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin

Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

15. FEES AND EXPENSES

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Parent have retained Georgeson Shareholder Communications Inc., as the Information Agent, and EquiServe, L.P. as the Depository, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     The Information Agent and the Depository will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16. MISCELLANEOUS

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 -- "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                  PSC ACQUISITION CORP.

October 12, 1999

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

1. EXECUTIVE OFFICERS AND DIRECTORS OF PARENT

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 45 East Avenue, Rochester, New York 14604. Each such person is a citizen of the United States of America. Unless otherwise indicated, each of the following persons has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

  Executive Officers

     JAMES R. RIEDMAN. Mr. Riedman, age 40, is President and Chief Executive Officer of Riedman Corporation, a privately owned general insurance agency with principal office at 45 East Avenue, Rochester, New York 14604. Mr. Riedman is also Chairman and Chief Executive Officer of Daniel Green Company, a manufacturer and distributor of shoes with principal office at One Main Street, Dolgeville, New York 13329. Riedman Corporation owns 35.1% of the stock of Daniel Green Company, and James R. Riedman has been chairman and CEO of that company since June, 1996.

     JOHN R. RIEDMAN. Mr. Riedman, age 70, Founded Riedman Corporation in 1956 and is Chairman of the Board of Directors.

     GEOFFREY M. WEAVER, JR. Mr. Weaver, age 53, is Vice President and Chief Financial Officer of Riedman Corporation where he has been employed since 1989.

     KATHY GRISWALD, age 43, is financial consultant. Until June 1999 and during the past five years, she was Pension Fund Manager for Southern New England Telephone. Ms. Griswald is a Certified Financial Analyst.

  Directors

     James R. Riedman, John R. Riedman and Kathy Griswald are the sole directors of Riedman Corporation.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 45 East Avenue, Rochester, New York 14604. Unless otherwise indicated, each such person is a citizen of the United States and all persons became officers or directors of Purchaser upon its formation in October 1999.

  Executive Officers and Directors

     The directors and executive officers of Purchaser are the same as the directors and executive officers of Parent.

                                                                     SCHEDULE II

                               SECTION 910 OF THE
                         MAINE BUSINESS CORPORATION ACT

13A SEC. 910. RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES FOLLOWING A
              CONTROL TRANSACTION

     1. SHAREHOLDERS ENTITLED TO RIGHTS; EXCEPTIONS. Any holder of the voting shares of a corporation that becomes the subject of a control transaction described in subsection 2 shall be entitled to the rights and remedies provided in this section, unless:

          A. The bylaws, by amendment adopted within 90 days of the effective date of this Act and not subsequently rescinded by an amendment of the articles of incorporation, provide that this section shall not be applicable to the corporation; or [1985, c. 394, sec. 3 (new).]

          B. The articles of incorporation provide that this section shall not be applicable to the corporation. [1985, c. 394, sec. 3 (new).]

     [1985, c. 394, sec. 3 (new).]

     2. DEFINITIONS. As used in this section, unless the context indicates otherwise, the following terms have the following meanings.

          A. A "controlling person" means:

             (1) A person who has, or a group of persons acting in concert that has, voting power over voting shares of the corporation that would entitle the holders of those shares to cast at least 25% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation; or

             (2) A person who has, or a group of persons acting in concert that has, voting power over at least 25% of the shares in any class of shares entitled to elect all the directors, or any specified number of them.

     A "person" includes any individual, firm, corporation or other entity. [1985, c. 394, sec. 3 (new).]

          B. Notwithstanding paragraph A, a person or group of persons which would otherwise be a controlling person within the meaning of this section shall not be deemed a controlling person unless, subsequent to the effective date of this section, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to a percentage in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on the effective date of this section, and to at least the amount specified in paragraph A. [1985, c. 394, sec. 3 (new).]

          C. For the purposes of this section:

             (1) A person is not a controlling person under paragraph A if that person holds voting power, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in paragraph A or who are not considered a controlling person under paragraph B;

             (2) A person has voting power over a voting share if that person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, that voting share; and

             (3) A person engaged in business as an underwriter or group consisting of persons engaged in business as underwriters is not a controlling person under paragraph A if that person or group holds voting power specified in paragraph A, in good faith and not for the purpose of circumventing this section, over shares of the corporation acquired through participation in good faith in a firm commitment underwriting of an offering of shares registered under the United States Securities Act of 1933. [1993, c. 302, sec. 1 (amd).]

          D. A "control transaction" means the acquisition by a person or group of the status of a controlling person. [1985, c. 394, sec. 3 (new).]

          E. The "control transaction date" means the date on which a controlling person becomes a controlling person. [1985, c. 394, sec. 3
     (new).]

     [1993, c. 302, sec. 1 (amd).]

     3. NOTICE OF CONTROL TRANSACTION TO BE GIVEN TO SHAREHOLDERS. Within 15 days of the control transaction date, notice that a control transaction has occurred shall be given by the controlling person to each shareholder of record of the corporation holding voting shares. If the controlling person so requests, the corporation shall, at the option of the corporation and at the expense of the controlling person, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders. There shall be included in, or enclosed with, the notice a copy of this section. Any list provided by the corporation to a controlling person pursuant to this subsection shall be used only for the purpose of giving the notice required by this subsection.

     [1985, c. 394, sec. 3 (new).]

     4. SHAREHOLDER DEMAND FOR PAYMENT. After the control transaction date, any holder of voting shares of the corporation may, prior to or within 30 days after the notice required by subsection 3 is given, which time period shall be specified in the notice, make written demand on the controlling person for payment of the amount provided in subsection 5 with respect to the voting shares of the corporation held by the shareholder, and the controlling person shall pay that amount to the shareholder. The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

     [1985, c. 394, sec. 3 (new).]

     5. SHAREHOLDER ENTITLED TO RECEIVE PAYMENT FOR SHARES. A shareholder making written demand under subsection 4 shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the day prior to the control transaction date, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

     [1985, c. 394, sec. 3 (new).]

     6. SUBMISSION OF CERTIFICATES; NOTATION. At the time of filing his demand for payment for his shares pursuant to subsection 4, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the controlling person, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued for those shares shall bear a similar notation, together with the name of the original holder of the shares who made the written demand, and a transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original demanding shareholder had after making demand for payment of the fair value of the shares.

     [1985, c. 394, sec. 3 (new).]

     7. WRITTEN OFFER; BALANCE SHEET. Within 10 days after the expiration of the period provided in subsection 4 for making demand, the controlling person shall make a written offer to each demanding shareholder to pay for those shares at a specified price deemed by the controlling person to be the fair value of those shares. The offer shall be made at the same price per share to all demanding shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer, and a profit and loss statement of the corporation for the 12 months' period ended on the date of the balance sheet.

     [1985, c. 394, sec. 3 (new).]

     8. AGREEMENT ON FAIR VALUE; PAYMENT. If, within 30 days after the expiration of the period provided in subsection 4 for making demand, the fair value of the shares is agreed upon between any demanding shareholder and the controlling person, payment for those shares shall be made within 90 days after the date on which the written offer required by subsection 7 was made, upon surrender of the certificate or certificates representing those shares. Upon payment of the agreed value, the demanding shareholder shall cease to have any interest in the shares.

     [1985, c. 394, sec. 3 (new).]

     9. FAILURE TO REACH AGREEMENT ON FAIR VALUE OF SHARES. If, within the additional 30-day period prescribed by subsection 8, one or more demanding shareholders and the controlling person have failed to agree as to the fair value of shares:

          A. The controlling person may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of those shares be found and determined. This action:

             (1) Shall be brought by the controlling person, if it receives a written demand for suit from any demanding shareholder, which demand is made within 60 days after the date on which the written offer required by subsection 7 was made; and if it receives a demand for suit, the controlling person shall bring the action within 30 days after receipt of the written demand; or

             (2) In the absence of a demand for suit, may at the election of the controlling person be brought by the controlling person at any time from the expiration of the additional 30-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the written offer required by subsection 7 was made; [1985, c. 394, sec. 3 (new).]

          B. If the controlling person fails to institute the action within the period specified in paragraph A, any demanding shareholder may thereafter bring such an action in the name of the controlling person; [1985, c. 394, sec. 3 (new).]

          C. No such action may be brought, either by the controlling person or by a demanding shareholder, more than 6 months after the date on which the written offer required by subsection 7 was made; [1985, c. 394, sec. 3
     (new).]

          D. In any such action, whether initiated by the controlling person or by a demanding shareholder, all demanding shareholders, wherever residing, except those who have agreed with the controlling person upon the price to pay for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each demanding shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each demanding shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive; [1985, c. 394, sec. 3 (new).]

          E. The court shall determine whether each demanding shareholder, as to whom the controlling person requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any demanding shareholder with respect to whom the controlling person makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment to the order of appointment; [1985, c. 394, sec. 3 (new).]

          F. All shareholders who are parties to the proceedings shall be entitled to judgment against the controlling person for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the controlling person of the certificate or certificates representing those shares. Upon payment of the judgment, the demanding shareholder shall cease to have any interest in those shares; [1985, c. 394, sec. 3 (new).]

          G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the control transaction date to the date of payment. If the court finds that the refusal of any shareholder to accept the controlling person's offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him; [1985, c. 394, sec. 3 (new).]

          H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the controlling person, but all or any part of those costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the demanding shareholders who are parties to the proceeding to whom the controlling person shall have made an offer to pay for the shares, if the court finds that the action of those shareholders in failing to accept that offer was arbitrary or vexatious or not in good faith. Those expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. The court shall award each shareholder who is a party to the proceeding reasonable compensation for any expert or experts employed by the shareholder in the proceeding and the shareholder's reasonable attorney's fees and expenses, if:

             (1) No offer was made; or

             (2) The fair value of the shares as determined materially exceeds the amount which the controlling person offered to pay therefor; and [1985, c. 728 (amd).]

          I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation, the controlling person or the demanding shareholders, or which are otherwise just and equitable. Those orders may include, without limitation, orders:

             (1) Requiring the controlling person to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

             (2) Requiring the deposit with the court of certificates representing shares held by the demanding shareholders;

             (3) Imposing a lien on the property of the controlling person to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted by the controlling person after the control transaction date; and

             (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction. [1985, c. 394, sec. 3 (new).]

     [1985, c. 728 (amd).]

     10. HOLDING AND DISPOSAL OF SHARES ACQUIRED BY PAYMENT. Shares acquired by a controlling person pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as provided in this section, may be held and disposed of as authorized and issued shares.

     [1985, c. 394, sec. 3 (new).]

     11. MINORS. The demand required by subsection 4 may be made, in the case of a shareholder who is a minor or otherwise legally incapacitated, either by the shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. The shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

     [1985, c. 394, sec. 3 (new).]

     12. APPEALS. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

     [1985, c. 394, sec. 3 (new).]

     13. COMPLIANCE; SHAREHOLDER RIGHTS. If a person or group of persons proposing to engage in a control transaction complies with the requirements of this section in connection with the control transaction, the effectiveness of the rights afforded in this section to shareholders may be conditioned upon the consummation of the control transaction.

     The person or group of persons shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this section.

     [1985, c. 394, sec. 3 (new).]

     14. APPLICATION.  This section does not apply to:

          A. Any corporation that is the subject of a control transaction and that does not have a class of voting shares:

             (1) Registered or traded on a national securities exchange; or

             (2) Registered with the Securities and Exchange Commission pursuant to the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, United States Code Annotated, Title 15, Section 78a et seq.; [1985, c. 394, sec. 3 (new).]

          B. Any person or group that inadvertently becomes a controlling person if that controlling person divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person, as soon as practicable, but in no event more than 30 days after that person or group receives notice from the corporation that it has become a controlling person, or to any corporation that is the subject of a control transaction and that on the effective date of this section was a subsidiary of any other corporation. For purposes of this paragraph, "subsidiary" shall mean any corporation as to which any other corporation has acquired or has the right to acquire, directly or indirectly, through the exercise of warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of that subsidiary; provided that a subsidiary will not be deemed to cease being a subsidiary so long as such corporation remains a controlling person within the meaning of subsection 2; or [1985, c. 394, sec. 3 (new).]

          C. Any person or group that becomes a controlling person solely as a result of the corporation's purchase or redemption of its own voting shares. [1985, c. 394, sec. 3 (new).]

     [1985, c. 394, sec. 3 (new).]

SECTION HISTORY:

     1985, c. 394, sec. 3 (NEW).

     1985, c. 728 (AMD).

     1993, c. 302, sec. 1 (AMD).

                                                                    SCHEDULE III

                               SECTION 909 OF THE
                         MAINE BUSINESS CORPORATION ACT

13A SEC. 909. RIGHT OF DISSENTING SHAREHOLDERS TO PAYMENT FOR SHARES

     1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares, if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action. [1971, c. 439, sec. 1 (new).]

     2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act. [1971, c. 439, sec. 1 (new).]

     3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

          A. Shall be filed with the corporation or, in the case of a merger or consolidation, with the surviving or new corporation; and [1971, c. 439, sec. 1 (new).]

          B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and [1971, c. 439, sec. 1 (new).]

          C. Shall specify the shareholder's current address; and [1971, c. 439, sec. 1 (new).]

          D. May not be withdrawn without the corporation's consent. [1971, c. 439, sec. 1 (new).] [1971, c. 439, sec. 1 (new).]

     4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder. [1971, c. 439, sec. 1 (new).]

     5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

          A. If his demand shall be withdrawn upon consent, or [1971, c. 439, sec. 1 (new).]

          B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or [1971, c. 439, sec. 1 (new).]

          C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or [1971, c. 439, sec. 1 (new).]

          D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or [1971, c. 439, sec. 1 (new).]

                                      III-1

          E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section. [1971,
     c. 439, sec. 1 (new).] [1971, c. 439, sec. 1 (new).]

     6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof. [1971, c. 439, sec. 1
(new).]

     7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act. [1971, c. 439, sec. 1 (new).]

     8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares. [1971, c. 439, sec. 1 (new).]

     9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

          A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

             (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

             (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected; [1971, c. 439, sec. 1 (new).]

                                      III-2

          B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation; [1971, c. 439, sec. 1
     (new).]

          C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected; [1971, c. 439, sec. 1 (new).]

          D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive; [1971, c. 439, sec. 1 (new).]

          E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof; [1971, c. 439, sec. 1 (new).]

          F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares; [1971, c. 439, sec. 1 (new).]

          G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him; [1971, c. 439, sec. 1 (new).]

          H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; [1971, c. 439, sec. 1 (new).]

          I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

             (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;
                                      III-3

             (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

             (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

             (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction. [1971, c. 439, sec. 1 (new).] [1971, c. 439, sec. 1 (new).]

     10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide. [1971, c. 439, sec. 1 (new).]

     11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity. [1971, c. 439, sec. 1
(new).]

     12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought. [1971, c. 439, sec. 1 (new).]

     13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section. [1971, c. 439, sec. 1
(new).]

SECTION HISTORY:
     1971, c. 439, sec. 1,27 (NEW).

                                      III-4

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depository at its address set forth below.

                        The Depository for the Offer is:
                                EQUISERVE, L.P.

            By First Class Mail:                           By Overnight Courier:
               EquiServe, L.P.                                   EquiServe
           Attn: Corporate Actions                        Attn: Corporate Actions
                P.O. Box 8029                                150 Royall Street
            Canton, MA 02266-8029                            Canton, MA 02021
                  By Hand:                              By Facsimile Transmission:
Securities Transfer Reporting Services, Inc.         (For eligible institutions only)
                c/o EquiServe                                 (781) 575-2233
             100 Williams Street
             New York, NY 10038                 Confirm Receipt of Facsimile By Telephone:
                                                              (781) 575-3120

                            ------------------------

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of the Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                  [GEORGESON SHAREHOLDER COMMUNICATIONS LOGO]

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064